Exhibit 99.1

CONTACT:	Phil Smith
Chairman
TASER International, Inc.
(480) 905-2005

TASER International, Inc. Responds To Barron’s Article, Provides First Quarter Update, And Announces Redemption Of Public Warrants

SCOTTSDALE, Ariz., February 2, 2004 — TASER International, Inc. (Nasdaq: TASR; TASRW) announced today that its Board of Directors has called for redemption of all of its Public Warrants to Purchase Common Stock (Nasdaq: TASRW) and the company responded to a recent article in Barron’s Magazine. “We felt it would be helpful to give investors insight into the continued growth of our business in early 2004 in light of a recent article in Barron’s magazine that contained misleading and outdated information,” said Dr. Phillips Smith, Chairman of TASER International. “The author of the Barron’s article, Rhonda Brammer, clearly did quite a bit of research and recounts a detailed history of the company. However, she errantly implies that TASER International is approaching market saturation, concluding that TASER has penetrated half of the available market. The only support for this conclusion is a quote from me over a year ago that roughly half of the police in the United States knew about TASER. In fact, our market penetration is less than 6% here in the United States, and she fails to note that it’s well under 1% of the global law enforcement market with no mention of the world wide Military, Private Security and Consumer markets that the company is now addressing. The most disturbing fact, especially in light of the significant short interest in our stock, is that she never bothered to call us in the course of her otherwise extensive research. Her article started with ‘we’re feeling kind of confessional.’ Ms. Brammer, hold on to that feeling and tune in to our conference call tomorrow,” said Dr. Smith.

“The terms of the warrant redemption required earnings of over $1.00 per basic share over the course of four consecutive quarters. As will be apparent when we release FY 2003 earnings later today after completing our internal review process, we beat that performance level by a significant margin,” commented Dr. Smith. “As of the end of January, we booked approximately $4.9 million of new business for the month. Added together with a backlog of $2.5 million at 12/31/2003, we have roughly $7.4 million in booked orders with 2 months left to go in the first quarter.”

The 259,264 Warrants outstanding on February 2, 2004 represent approximately $2.47 million of new capital for the Company, should they all be exercised. Each Warrant will continue to be exercisable for one share of Common Stock at $9.53 per share until 5:00 p.m. (Pacific Time) on March 30, 2004. After that time, the Warrants will no longer be exercisable, and holders will have the right to receive only the redemption price of $0.25 per TASRW Warrant.

Questions and requests for information or assistance in connection with the Warrant exercise or redemption should be directed to either of the following:

TASER International, Inc.
Douglas Klint, Vice President and General Counsel
Phone: (480) 905-2018
Fax: (480) 991-0791

U.S. Stock Transfer Corporation
Richard Brown
Phone: (818) 502-1404
Fax: (818) 502-0674

About TASER International, Inc.
TASER International, Inc. provides advanced less-lethal weapons for use in the law enforcement, private security, and personal defense markets. Its flagship ADVANCED TASER® M26 product uses proprietary technology to incapacitate dangerous, combative, or high-risk subjects that may be impervious to other less-lethal means. Its latest product, the TASER X26 is 60% smaller and lighter than the ADVANCED TASER M26 and reduces injury rates to suspects and officers, thereby lowering liability risk and improving officer safety. TASER® technology is currently in testing or deployment at over 4,300 law enforcement and correctional agencies in the U.S. and Canada. Call 480-991-0797 or visit our website at www.TASER.com to learn more about the new standard in less-lethal weapons.

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including a statement concerning the expected enhancement of the Company’s securities, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production and processes, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

For further information, please contact: Phil Smith, Chairman of TASER International, Inc., 1-480-905-2005.